PHOENIX COLOR CORP. ANNOUNCES 2003 SECOND QUARTER RESULTS

                                           Three Months Ended June 30,              Six Months Ended June 30,
                                         -------------------------------         ------------------------------
                                          2003      %       2002     %           2003       %      2002      %
                                         -----    -----    -----   -----         -----    -----   -----   -----
Sales ...............................    $34.1    100.0    $35.8   100.0         $67.9    100.0   $66.1   100.0
Cost of sales .......................     27.8     81.5     27.2    76.0          54.6     80.4    52.7    79.7
Gross profit ........................      6.3     18.5      8.6    24.0          13.3     19.6    13.4    20.3
Operating expenses ..................      5.0     14.7      6.0    16.8          10.0     14.7    11.2    17.0
Income from operations ..............      1.3      3.8      2.6     7.2           3.3      4.9     2.2     3.3
Interest ............................      3.1      9.1      3.3     9.2           6.1      9.0     6.4     9.7
Other (Income) expense ..............       --       --      0.2     0.5            --       --     0.2     0.3
Loss before income taxes ............     (1.8)    (5.3)    (0.9)   (2.5)         (2.8)    (4.1)   (4.4)   (6.7)
Income tax provision benefit.........       --       --       --      --            --       --    (3.3)   (5.0)
Net loss.............................     (1.8)    (5.3)    (0.9)   (2.5)         (2.8)    (4.1)   (1.1)   (1.7)
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Three Months Ended June 30, 2003 and 2002

      Net sales decreased $1.7 million, or 4.7%, to $34.1 million for the three months ended June 30, 2003, from $35.8 million for the same period in 2002. The decrease occurred primarily as a result of decreased sales volume in the components business unit, which resulted from weakness in the publishing industry.

      Gross profit decreased $2.3 million, or 26.7%, to $6.3 million for the three months ended June 30, 2003, from $8.6 million for the same period in 2002.
This decrease was primarily the result of decreased sales combined with increases in overhead costs for repairs and maintenance and employee welfare benefits.

      Operating expenses decreased $1.0 million or 16.7% to $5.0 million for the three months ended June 30, 2003, from $6.0 million for the same period in 2002.
In 2002, we recognized a lease termination charge of $1.5 million. Excluding the charge in 2002, operating expenses increased $500,000 or 11.1% to $5.0 million for the three months ended June 30, 2003, from $4.5 million for the same period in 2002. The increase was caused by increases in many expense categories, with no individual expense category accounting for a significant amount.

      Interest expense decreased $200,000 to $3.1 million for the three months ended June 30, 2003, from $3.3 million for the same period in 2002, primarily due to reductions in borrowings under long term debt.

      For the three months ended June 30, 2003 and 2002, we did not record a tax benefit due to the uncertainty of realizing our deferred tax asset.


      Net loss increased $900,000 or 100% to $1.8 million for the three months ended June 30, 2003, from $900,000 for the same period in 2002. The change in net loss was due to the factors described above.

Six Months Ended June 30, 2003 and 2002

      Net sales increased $1.8 million, or 4.7%, to $67.9 million for the six months ended June 30, 2003, from $66.1 million for the same period in 2002. The increase occurred as a result of increased sales in book manufacturing which resulted from strong sales efforts combined with, our manufacturing to meet our customers' time sensitive delivery requirements. Sales of book components remained flat.

      Gross profit decreased $100,000, or 0.7%, to $13.3 million for the six months ended June 30, 2003, from $13.4 million for the same period in 2002. The decrease was primarily the result of increases in overhead costs associated with the repair and maintenance of our equipment and facilities.

      Operating expenses decreased $1.2 million or 10.7% to $10.0 million for the six months ended June 30, 2003, from $11.2 million for the same period in 2002. In 2002, we recognized a lease termination charge of $1.5 million. Excluding the charge in 2002, operating expenses increased $300,000 or 3.0% to $10.0 million for the six months ended June 30, 2003, from $9.7 million for the same period in 2002. The increase was caused by increases in many expense categories, with no individual expense category accounting for a significant amount.

      Interest expense decreased $300,000 to $6.1 million for the six months ended June 30, 2003, from $6.4 million for the same period in 2002, primarily due to reductions in borrowings under the revolving line of credit.

      For the six months ended June 30, 2003, we did not record a tax benefit due to the uncertainty of realizing our deferred tax asset. For the six months ended June 30, 2002, we recorded a tax benefit of $3.3 million due to the carryback of net operating losses permitted by the passage of the Jobs Creation and Workers Assistance Act in March 2002.

      Net loss increased $1.7 million or 154.5% to $2.8 million for the six months ended June 30, 2003, from $1.1 million for the same period in 2002. The change in net loss was due to the factors described above.

Date of conference call:            August 15, 2003
Time of conference call:            3:00 PM EDT
Conference call telephone number:   888-592-9607
Pass code:                          LASORSA
Leader's name:                      Louis LaSorsa
For security reasons, both the pass code and leader's name are required to join in the call.

Replay telephone number:            800-294-7481
Replay will be available for through August 22, 2003